                                                                     EXHIBIT 2.3



                        ACQUISITION AND MERGER AGREEMENT


                                  BY AND AMONG


                            INTERCEPT HOLDINGS INC.,
                             a Georgia corporation


                         INTERCEPT ACQUISITIONS, INC.,
                             a Georgia corporation


                                      And


                           BANK SERVICES CORPORATION,
                             a Colorado corporation

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE 1  THE MERGER.......................................................   1
     Section 1.1.  Merger Transaction.......................................   1
     Section 1.2.  Effective Time of the Merger.............................   1
     Section 1.3.  Terms and Conditions; Conversion of Shares...............   2

ARTICLE 2  PURCHASE PRICE; EXCHANGE OF SHARES...............................   2
     Section 2.1.  Common Stock.............................................   2
     Section 2.2.  Exchange of Shares.......................................   2

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
           SHAREHOLDERS.....................................................   2
     Section 3.1.  Authorization; Organization..............................   2
     Section 3.2.  Capitalization; Structure................................   3
     Section 3.3.  Financial Statements.....................................   4
     Section 3.4.  Undisclosed Liabilities..................................   4
     Section 3.5.  Properties...............................................   6
     Section 3.6.  Litigation...............................................   6
     Section 3.7.  Intellectual Property....................................   6
     Section 3.8.  Adequacy of Technical Documentation......................   7
     Section 3.9.  Third-Party Components in Software.......................   8
     Section 3.10. Third-Party Interests or Marketing Rights in Software....   8
     Section 3.11. Licenses.................................................   8
     Section 3.12. Compliance with Laws.....................................   8
     Section 3.13. Insurance................................................   9
     Section 3.14. Material Contracts.......................................   9
     Section 3.15. Brokers, Finders, etc....................................   9
     Section 3.16. Taxes....................................................  10
     Section 3.17. Pension and Employee Benefit Plans.......................  11
     Section 3.18. Labor and Employment Matters.............................  13
     Section 3.19. Environmental Matters....................................  14
     Section 3.20. Agreements Affecting Competition.........................  14
     Section 3.21. Transactions with Related Parties........................  14
     Section 3.22. Major Vendors and Customers..............................  15
     Section 3.23. Absence of Certain Commercial Practices..................  15
     Section 3.24. Accounts Receivable......................................  15
     Section 3.25. Securities Act Compliance................................  15
     Section 3.26. Sophistication of Shareholders...........................  16
     Section 3.27. Disclosure...............................................  16
     Section 3.28. Truth at Closing.........................................  16

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER..........................  16
     Section 4.1.  Incorporation; Authorization.............................  16
     Section 4.2.  Litigation...............................................  17
     Section 4.3.  Brokers, Finders, etc. ..................................  17
     Section 4.4.  Securities Act Compliance................................  17
     Section 4.5.  Sophistication of Buyer..................................  17
     Section 4.6.  Disclosure...............................................  17

ARTICLE 5  COVENANTS AND AGREEMENTS OF THE PARTIES..........................  18
     Section 5.1.  Access to Information....................................  18
     Section 5.2.  Conduct of Business......................................  18
     Section 5.3.  Corporate Matters........................................  18
     Section 5.4.  Employees................................................  18
     Section 5.5.  New Business.............................................  19
     Section 5.6.  Agreements...............................................  19
     Section 5.7.  Cooperation..............................................  19
     Section 5.8.  Customer Contacts........................................  19
     Section 5.9.  No-Shop..................................................  19
     Section 5.10. Tax Audits...............................................  20
     Section 5.11. Tax Returns..............................................  20
     Section 5.12. Interim Financials.......................................  20
     Section 5.13. Intent of the Parties....................................  20
     Section 5.14. Updating of Information..................................  20

ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS......................  21
     Section 6.1.  Accuracy of Representations..............................  21
     Section 6.2.  Performance of Seller....................................  21
     Section 6.3.  No Material Changes......................................  21
     Section 6.4.  Certificates of the Shareholders.........................  21
     Section 6.5.  Opinion of Counsel.......................................  21
     Section 6.6.  Absence of Litigation....................................  21
     Section 6.7.  Corporate Approval.......................................  21
     Section 6.8.  Approvals................................................  22
     Section 6.9.  Customer Inquiries.......................................  22
     Section 6.10. Confidentiality and Work Product Agreements..............  22
     Section 6.11. Third Party Consents.....................................  22
     Section 6.12. Investigations...........................................  22
     Section 6.13. Closing of the Stock Purchase and Delivery of Shares.....  22

ARTICLE 7  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS................  22
     Section 7.1.  Accuracy of Representations..............................  23
     Section 7.2.  Performance of Buyer.....................................  23
     Section 7.3.  Certificates of the Buyer................................  23
     Section 7.4.  Opinion of Counsel.......................................  23
     Section 7.5.  Absence of Litigation....................................  23
     Section 7.6.  Corporate Approval.......................................  23

     Section 7.7.   Third Party Approvals...................................  23
     Section 7.8.   No Material Changes.....................................  23

ARTICLE 8  CLOSING..........................................................  24
     Section 8.1.   Time and Place of Closing...............................  24
     Section 8.2.   Deliveries by the Company...............................  24
     Section 8.3.   Deliveries by Buyer and IAI.............................  24
     Section 8.4.   Post Closing Deliveries and Power of Attorney...........  25

ARTICLE 9  TERMINATION......................................................  25
     Section 9.1.   Termination.............................................  25
     Section 9.2.   Effect of Termination...................................  25

ARTICLE 10 SURVIVAL; INDEMNIFICATION........................................  26
     Section 10.1.  Survival................................................  26
     Section 10.2.  Indemnification.........................................  26
     Section 10.3.  Procedure for Third-Party Claims........................  27

ARTICLE 11 MISCELLANEOUS....................................................  28
     Section 11.1.  Counterparts............................................  28
     Section 11.2.  Governing Law...........................................  28
     Section 11.3.  No Third-Party Beneficiaries............................  28
     Section 11.4.  Joint and Several Liability.............................  28
     Section 11.5.  Entire Agreement........................................  29
     Section 11.6.  Expenses................................................  29
     Section 11.7.  Notices.................................................  29
     Section 11.8.  Public Announcements....................................  30
     Section 11.9.  Successors and Assigns..................................  31
     Section 11.10. Headings................................................  31
     Section 11.11. Amendments and Waivers..................................  31
     Section 11.12. Invalidity of any Part..................................  31
     Section 11.13. Remedies................................................  31
     Section 11.14. Actions and Proceedings.................................  31

                       ACQUISITION AND MERGER AGREEMENT
                       --------------------------------

     THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is dated as of November 26, 1996, by and among Intercept Holdings Inc., a Georgia corporation ("Buyer"), Intercept Acquisitions, Inc., a Georgia corporation and a wholly owned subsidiary of Buyer ("IAI"), Bank Services Corporation, a Colorado corporation (the "Company"), Charles W. Capel, a resident of the State of Texas ("Capel"), Philip R. Meinert, a resident of the State of Colorado ("Meinert"), Gary L. Nelson, a resident of the State of Colorado ("Nelson"), Brian W. Schmitt, a resident of the State of Colorado ("Schmitt"), and Darcey E. Smith, a resident of the State of Colorado ("Smith") (Capel, Meinert, Nelson, Schmitt and Smith, each a "Shareholder" and, collectively, the "Shareholders").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, subject to the terms and conditions of this Agreement, the Shareholders, the Company, Buyer and IAI desire and deem it in their respective best interests that the Company be merged with IAI; and

     WHEREAS, the Company's issued and outstanding capital stock currently consists of 177,857 shares of common stock, no par value per share (the "Common Stock"); and

     WHEREAS, prior to the Closing Date (as hereinafter defined), the Company will purchase all of the shares of Common Stock now or hereafter owned or acquired by Roland Schmitt; and

     WHEREAS, the Shareholders will own, after such purchase, 87,000 shares of Common Stock which will be all of the outstanding shares of the Company's capital stock; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

     Section 1.1.  Merger Transaction.  Subject to the terms and conditions
                   ------------------
hereof, the parties hereto agree that IAI shall be merged into the Company in accordance with the applicable provisions of the Georgia Business Corporation Act (the "GBCA") and the Colorado Business Corporation Act (the "CBCA"), and the separate existence of IAI shall thereupon cease (such merger transaction is referred to hereinafter as the "Merger"). The Company shall become a wholly-owned subsidiary of Buyer and shall be the surviving corporation in the Merger. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation and Bylaws to cause the Merger to be consummated.

     Section 1.2.  Effective Time of the Merger.  The Merger shall become
                   ----------------------------
effective at the time (the "Effective Time") when the Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit 1.2, together with the Plan of Merger (the "Plan of Merger") attached thereto, are executed by the Company and IAI in accordance with the applicable provisions of the GBCA and the CBCA and are duly filed with the Department of State of Georgia and the Secretary of State of Colorado, which actions shall be taken on the Closing Date.

     Section 1.3.  Terms and Conditions; Conversion of Shares.  The effect of
                   ------------------------------------------
the Merger on the Articles of Incorporation, Bylaws, directors and officers of the surviving corporation, and the manner and basis of converting the shares of capital stock of IAI and the Company into stock or cash, shall be as set forth in the Plan of Merger.

                                   ARTICLE 2
                      PURCHASE PRICE; EXCHANGE OF SHARES
                      ----------------------------------

     Section 2.1.  Common Stock.  All of the Shareholders' 87,000 shares of
                   ------------
Common Stock shall be converted into the right to receive 221,429 shares of common stock, no par value per share ("Buyer Common Stock"), of Buyer, or so much as shall be necessary to equal 12.5% of the total number of issued and outstanding shares of Buyer Common Stock as of the Closing (as hereinafter defined), after giving effect to the Merger. No fractional shares of Buyer Common Stock will be issued, and fractional shares to which each Shareholder would otherwise be entitled will be disregarded.

     Section 2.2.  Exchange of Shares.  At the Closing, the Buyer will deliver
                   ------------------
to each of the Shareholders a certificate or certificates representing the shares of Buyer Common Stock as computed pursuant to Section 2.1 and the Shareholders shall deliver all certificates representing all outstanding shares of the Common Stock.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
               -------------------------------------------------
                               THE SHAREHOLDERS
                               ----------------

     The Company and the Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

     Section 3.1.  Authorization; Organization.
                   ---------------------------

          (a) This Agreement has been duly and voluntarily executed and delivered by each of the Shareholders and the Company and constitutes, and, as to the Company, will constitute at the Closing Date, the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

          (b) The Company has full corporate power and authority to execute and deliver this Agreement and at the Closing Date will have full corporate power and authority to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein, in the Articles of Merger, the Plan of Merger and all other documents and agreements executed in connection herewith and therewith (collectively, the "Merger Documents"). The Board of Directors of the Company and the Shareholders have unanimously approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein.

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Company's Articles of Incorporation or Bylaws, any law or statute or any order, judgment or decree by which the Company is bound by name or any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected.

          (d) The Company is a corporation duly organized and validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition, financial or otherwise (a "Material Adverse Effect").

          (e) The Company's Articles of Incorporation, Bylaws and stock book and, in all material respects, its minute books are complete and correct and contain all amendments thereto to date, a record of all corporate proceedings of the Company, and a record of all stock issuances and transfers of the Company.

          (f) Except as set forth in Schedule 3.1(f), the Company has no subsidiaries and never has had any subsidiaries, and the Company does not conduct any business under any trade name or other fictitious name.

          (g) The Company is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Company or its assets or is similar to or competitive with the business.

          (h) The Shareholders are the sole record and beneficial owners of the shares of Common Stock, free and clear of any lien, claim, charge, mortgage, pledge, security interest, option or other legal or equitable encumbrance of any nature (hereinafter "Liens"). The Shareholders each have the full legal right, power and authority to vote the shares of Common Stock.

     Section 3.2.  Capitalization; Structure.
                   -------------------------

          (a) The authorized capital stock of the Company consists of 400,000 shares of Common Stock, of which 177,857 shares are outstanding. The outstanding Common Stock is held, beneficially and of record, as indicated on
Schedule 3.2. After Roland Schmitt's shares are redeemed, 87,000 shares will be outstanding and 90,857 shares will be held in treasury as authorized but unissued stock. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, and are all fully paid and nonassessable. No shares of the

Company's capital stock have been issued in violation of any preemptive rights, any rights of first refusal or any similar restrictions. The Shareholders hereby permanently waive any and all preemptive rights, rights of first refusal or other similar restrictions with respect to any of the Company's capital stock in connection with the Merger and otherwise. There are no: (i) outstanding options (including phantom options), warrants or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of the Company; (ii) securities convertible into, exchangeable for or evidencing the right to purchase any such shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or voting of such shares, any such convertible or exchangeable securities or any such options, warrants or rights.

          (b) All transactions whereby the Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with the Merger have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     Section 3.3.  Financial Statements.  Attached hereto as Exhibit 3.3(a) is a
                   --------------------
true and complete copy of the audited balance sheet of the Company at December 31, 1995 and 1994, and the related audited statements of operations, changes in stockholders' equity and cash flows for the years then ended, including related footnotes (collectively, the "Audited Financial Statements"), accompanied by the report of McDonald, Holligan & McPherson, Inc., independent certified public accountants. Attached hereto as Exhibit 3.3(b) is a true and complete copy of the unaudited balance sheet of the Company at August 31, 1996 and the related unaudited statements of operations for the period then ended (collectively, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "Financial Statements".

     The Financial Statements:

          (a) have been prepared from, and are in accordance with, the books and records of the Company;

          (b) fairly present the financial position, results of operations and cash flows of the Company as of and for the periods set forth therein;

          (c) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the indicated periods (except that, in the case of the Interim Financial Statements, there are no footnotes); and

          (d) with respect to the Interim Financial Statements, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial position of the Company and the results of its operations.

     Section 3.4.  Undisclosed Liabilities.
                   -----------------------

          (a) Except as disclosed in Schedule 3.4 or any other Schedule hereto, and except as reflected, expressly reserved against or otherwise disclosed in the Financial Statements, the Company has no material liabilities or obligations of any nature, known or unknown (whether accrued, absolute, contingent or otherwise).

          (b) Except as set forth in Schedule 3.4 (which schedule shall detail the terms of the loan to the Company, the proceeds of which will be used to purchase Roland Schmitt's stock in the Company), since August 31, 1996, the Company has conducted its business only in the normal course and has not:

               (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or prospects of the Company, or suffered any deterioration in the operating condition of any physical assets of the Company, normal wear and tear excepted;

               (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

               (iii) increased, or made any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

               (iv) made any change in the method of valuing assets included in the Financial Statements;

               (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

               (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than by payment, discharge or satisfaction in the ordinary course of business;

               (vii) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

               (viii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

               (ix) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

               (x) declared or paid any dividend or distribution on or in respect of the Common Stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness;

                  (xi) experienced any strike, walkout, similar labor trouble or other similar event; or

                  (xii) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice and previously disclosed to the Buyer in the Company's budget), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Employee Plans, as hereinafter defined) to which any of them may be entitled, or made any payments to any Employee Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Employee Plan.

     Section 3.5. Properties.  The Company has good and marketable title to, or
                  ----------
holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title or Liens as
(a) are set forth in Schedule 3.5 hereof, (b) are reflected or reserved against in the Financial Statements, (c) arise out of taxes or general or special assessments not in default and payable without penalty or interest or (d) are of a kind generally found in property of similar character and which do not have a Material Adverse Effect in which any of them is named.

     The real and personal property owned, leased or licensed by the Company constitutes, and immediately after the Closing will constitute, all real or personal property that is material to and necessary for the operation of its business as currently conducted.

     Section 3.6. Litigation.  Except as set forth in Schedule 3.6, there are
                  ----------
no suits, claims, investigations or proceedings pending or, to the knowledge of each Shareholder, threatened against the Company, its officers or directors in their capacities as officers or directors, any Shareholder or any other person or entity for whom the Shareholders or the Company may be vicariously liable at law or in equity. The Shareholders are not subject to, and the Company is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority in which any of them is named.

     Section 3.7. Intellectual Property.  The Company has developed and
                  ---------------------
conducts an active program of licensing certain proprietary application software products and systems to banks, credit unions and other financial institutions for their use and provides data processing services utilizing such products and systems (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Programs and Documentation are listed in Schedule 3.7 hereto.

          (a) Ownership.  Except as set forth in Section 3.9, the Company owns
              ---------
all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

          (b) Procedures for Copyright Protection.  Schedule 3.7(b) sets forth
              -----------------------------------
the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

          (c) Procedures for Trade Secret Protection.  The Company has never
              --------------------------------------
disclosed its source code to a third party other than the consultants identified in Schedule 3.7(c), and discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence, and the Company has not taken (nor has it failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

          (d) Ownership of Software.  All persons who have contributed to or
              ---------------------
participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment, except for the consultants identified in
Schedule 3.7(c). As a consequence, the Company has all ownership interests in the Software.

          (e) Absence of Claims.  Except as set forth in Schedule 3.7(e), no
              -----------------
claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. To the best of the Company's and the Shareholders' knowledge and information, the use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights) and the use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Schedule 3.7(a) does not infringe the rights of any person. No claim, whether oral or written, has been asserted that the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Company or any third party.

     Section 3.8.  Adequacy of Technical Documentation.  The Software includes
                   -----------------------------------
the source code, system documentation and statements of principles of operation for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes any program (including compilers), workbenches, tools, and higher level language used for the development, maintenance and implementation of a Software Program.

     Section 3.9.  Third-Party Components in Software.  The Company has validly
                   ----------------------------------
obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Schedule 3.9, subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     Section 3.10. Third-Party Interests or Marketing Rights in Software.  The
                   -----------------------------------------------------
Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Schedule
3.10. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Schedule 3.10.

     Section 3.11. Licenses.  The Company has all government licenses,
                   --------
consents, permits, franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted except where the failure to hold, maintain or obtain such Licenses would not have a Material Adverse Effect. No proceeding is pending or threatened seeking the revocation or suspension of any License.

     Section 3.12. Compliance with Laws.  The Company's business has been
                   --------------------
operated and maintained in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. There is no outstanding or, to the Shareholders' best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Company affecting, involving, or relating to its business or assets. To the best of the Company's and the Shareholders' knowledge and information, the Company is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to its business or assets except where noncompliance has no material adverse effect upon the financial condition, operation, or prospects of the business (including under ownership by IAI) or the Company's assets. Neither the Company nor any Shareholder has received any notices of any allegation of any such violation and the Company is not currently subject to any order, decree or other ruling imposed by any governmental agency or authority to remedy any such violation. The foregoing shall be deemed to include laws and regulations relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, environmental laws and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     Section 3.13.  Insurance.  Schedule 3.13 lists all policies of casualty,
                    ---------
liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or has been insured during the previous three years and includes for each policy in effect the period through which premiums have been paid. All of the policies indicated as in force in Schedule 3.13 are in full force and effect and no notice of cancellation has been received with respect thereto and are sufficient for compliance in all material respects with all requirements of law and all agreements to which the Company is a party.

     Section 3.14.  Material Contracts.  Schedule 3.14 lists the following
                    ------------------
agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:

          (a) all contracts which involve future obligations on the part of the Company in an aggregate amount exceeding $25,000 in the case of purchase orders and commitments or $100,000 in the case of any other type of contract;

          (b) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

          (c)       all real estate leases;

          (d) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $100,000 or more;

          (e) all powers of attorney, guarantees, suretyships or similar agreements given by the Company; and

          (f) all other written agreements to which any Shareholder is a party which in any way relate to the business, operations or assets of the Company or which in any way affect any Shareholder's ability to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

          Each contract set forth in Schedule 3.14 is valid, binding and enforceable in accordance with its terms, and neither the Company nor any other party to any such contract is in material breach or material default of the express written terms of such contracts.

     Section 3.15.  Brokers, Finders, etc.  Except as described in Schedule
                    ---------------------
3.15, neither the Shareholders nor the Company have employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.16.  Taxes.
                    -----

          (a)       Filing of Tax Returns.  The Company has timely filed with
                    ---------------------
the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects.

          (b)       Payment of Taxes.  Except as set forth in Schedule 3.16(b),
                    ----------------
all Taxes that are due and payable by the Company (whether or not shown on any return) before the date hereof have been paid. To the extent required by GAAP, an adequate reserve has been established on the Financial Statements for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not required under GAAP to reserve for any liability for Taxes in excess of the reserves so established. Except as described in Schedule 3.16(b), no portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.

          (c)       Audit History.  Except as set forth in Schedule 3.16(c):
                    -------------

                    (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;

                    (ii) the Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

                    (iii) the Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.

          (d)       Withholding Taxes.  The Company has withheld and paid all
                    -----------------
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (e)       Tax Sharing or Allocation Agreements.  The Company is not
                    ------------------------------------
a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)       Prior Affiliated Groups.  The Company has never been a
                    -----------------------
member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (as hereinafter defined).

          (g)       Taxes.  For purposes of this Agreement, "Taxes" shall mean
                    -----
all federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, gross receipts, excise, employment, or withholding taxes, including interest, penalties and additions in connection therewith.

     Section 3.17.  Pension and Employee Benefit Plans.
                    ----------------------------------

          (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

                    (i)    Code:  The Internal Revenue Code of 1986, as amended,
                           ----
     together with the regulations promulgated thereunder;

                    (ii)   Employee Plans:  All plans, programs, arrangements,
                           --------------
     practices or contracts pursuant to which the Company provides or is obligated to provide or has within the last six years been obligated to provide, directly or indirectly, benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:

                           (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, employment contract, arrangement or practice;

                           (B) ERISA plans -- any Pension Plan or Welfare Plan, as defined in Section 3 of ERISA, including but not limited to any multi-employer plan, defined benefit pension plan, profit sharing plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical hospitalization, accident, sickness, disability, severance pay or life insurance benefits; and

                           (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;

                    (iii)  ERISA:  The Employee Retirement Income Security Act
                           -----
     of 1974, as amended, and the rulings and regulations thereunder; and

                    (iv)   ERISA Affiliate:  A corporation that is or was a
                           ---------------
     member of a controlled group of corporations with the Company or a trade or business that is under common control with the Company or which together with the Company is treated as a single employer, in each case within the meaning of Section 414 of the Code.

          (b) Schedule 3.17 lists or describes all Employee Plans maintained or contributed to by the Company pursuant to which the Company provides benefits or compensation to or on behalf of employees or former employees of the Company. The Company has no ERISA Affiliates.

          (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of Forms 5500 and all other applicable reports.

          (d) Except to the extent set forth in Schedule 3.17, to the extent any Employee Plan is subject to approval by any governmental agency, such Employee Plan has received such approval and such approval is current.

          (e) The Company is not subject to, and neither the Company nor any Shareholder knows or has notice of any facts or circumstances which could subject the Company to any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

          (f) No Employee Plan has engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code), and the Company has not incurred, and does not reasonably expect to incur, any liability under Chapter 43 of the Code or Section 502 of ERISA with respect to any Employee Plan.

          (g) Except as set forth in Schedule 3.17, no ERISA Welfare Plan provides benefits to former employees of the Company, other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

          (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.

          (i) There is no requirement that the Buyer or IAI make any further contributions to any Employee Plan after the Closing Date, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by IAI or Buyer in its sole discretion on or after the Closing Date without liability of any kind or description whatsoever to IAI, Buyer, or any other person, entity or governmental agency.

          (j) The Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

     Section 3.18.  Labor and Employment Matters.  Except to the extent set
                    ----------------------------
forth in Schedule 3.18:

          (a) the Company is not a party to any collective bargaining agreements;

          (b) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor or unfair employment practices;

          (c) there is no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board or any court of law;

          (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Shareholders, threatened against the Company, and the Company has not experienced any organized work stoppage, organizational drive or other labor difficulty since its inception;

          (e) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Shareholders, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company, and to the knowledge of the Shareholders, no basis for any such claim exists; and

          (f) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending, or to the knowledge of the Shareholders, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company.

          (g) Schedule 3.18(g) lists all employment, consulting, loan-out, retainer or other contracts or agreements involving any person employed by the Company as an employee or independent contractor to which the Company is a party or by which it is bound. The Company is not and no other party to any such agreement or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor), nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

          (h) Schedule 3.18(h) lists the names and current compensation levels of all employees and consultants of the Company.

     Section 3.19.  Environmental Matters.
                    ---------------------

          (a) To the best knowledge and information of the Company and the Shareholders, the operations of the Company comply, and have complied, in all respects with all applicable environmental laws. Neither the Company nor any Shareholder has received notice of any failure to comply with any such laws or notice of any fact or circumstance which may give rise to any such failure to comply with such laws.

          (b) The Company has obtained all environmental, health and safety permits, approvals, licenses and other authorizations necessary for the operation of the Company's business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all respects with all terms and conditions thereof.

          (c) Neither the Company nor any Shareholder has received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person, or for any such cleanup costs.

     Section 3.20.  Agreements Affecting Competition.  Except as set forth in
                    --------------------------------
Schedule 3.20, and except for general trade regulations and other laws and regulations applicable to entities in the same or similar business as the Company, the Company is neither a party to nor bound by any agreement which presently restricts or precludes the Company or any present or future affiliate of the Company from conducting any business anywhere in the world, or upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     Section 3.21.  Transactions with Related Parties.  Except as set forth in
                    ---------------------------------
Schedule 3.21 or in connection with customary transactions in the ordinary course of business, no officer, director or shareholder of the Company:

          (a)       owes money to the Company;

          (b)       has any claim against the Company;

          (c) has any interest in any property or assets used by the Company in its business;

          (d) has any benefits which are contingent on the transactions contemplated by this Agreement, other than as stated herein;

          (e) has any agreement with the Company that is not terminable by the Company without penalty or notice;

          (f) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

          (g) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

     Section 3.22.  Major Vendors and Customers.  Schedule 3.22 sets forth a
                    ---------------------------
list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $30,000 during calendar 1995 or 1996.

     Section 3.23.  Absence of Certain Commercial Practices.  Since January 1,
                    ---------------------------------------
1993, neither the Company, any of its directors, officers, agents, affiliates or employees, nor any other person acting on behalf of the Company or any Shareholder, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     Section 3.24.  Accounts Receivable.  Schedule 3.24 is a complete and
                    -------------------
accurate schedule of the accounts receivable of the Company as of August 31, 1996, as reflected in the balance sheet as of that date, included in the Interim Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after that date, arose from valid transactions in the ordinary course of business and will be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to counterclaim or setoff.

       Section 3.25.  Securities Act Compliance.  The Company and the
                      -------------------------
Shareholders each acknowledge and agree that none of the shares of Buyer Common Stock to be delivered to the Shareholders pursuant to this Agreement will, at the time of delivery, be registered under the federal Securities Act of 1933 (the "Act") or any other federal or state securities laws (together with the Act, collectively, the "Securities Acts"). Each Shareholder hereby represents and warrants to the Buyer that such Shareholder is acquiring the Buyer Common Stock for investment and not with a view toward, or for resale in connection with, a distribution of the Buyer Common Stock. The Shareholders acknowledge that the Buyer Common Stock may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to registration of the Buyer Common Stock under the Securities Acts, or (ii) pursuant to an exemption from the registration requirements of the Securities Acts, and in the case of exemption, only if the Shareholder delivers to Buyer a legal opinion, in form and substance satisfactory to Buyer and Buyer's legal counsel, stating that an exemption from the registration requirements of the Securities Acts is available. Certificates representing the Buyer Common Stock shall bear a legend setting forth the restrictions on transfer set forth in this Section.

     Section 3.26.  Sophistication of Shareholders.  At and as of the Closing,
                    ------------------------------
each Shareholder will deliver to Buyer a Shareholder Investment Representation Certificate in the form attached hereto as Schedule 3.26, if the statements contained therein are true. If any Shareholder is not able to execute and deliver such Certificate, Buyer shall not be obligated to consummate the transactions contemplated herein.

     Section 3.27.  Disclosure.  No representation, warranty, or statement made
                    ----------
by the Company or any Shareholder in this Agreement or in any document or certificate furnished or to be furnished to Buyer or IAI pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to the Company and all Shareholders that are material to the financial condition, operation, or prospects of the Company's business and assets have been disclosed to Buyer and IAI.

     Section 3.28.  Truth at Closing.  All of the representations, warranties,
                    ----------------
and agreements of the Company and the Shareholders contained in this Article 3 shall be true and correct and in full force and effect on and as of the Closing Date.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to the Company as follows:

     Section 4.1.  Incorporation; Authorization.
                   ----------------------------

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia. IAI is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia.

          (b) Buyer and IAI each has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c) The execution and delivery of this Agreement by Buyer and IAI, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer and IAI.

          (d) This Agreement has been duly executed and delivered by Buyer and IAI and constitutes the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

          (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Articles of Incorporation or Bylaws of Buyer and IAI, any law or statute or any order, judgment or decree by which either of them is bound or any license, lease or other agreement to which either of them is a party or by which its respective assets and business may be affected.

          (f) The authorized capital stock of the Buyer consists of 10,000,000 shares of Buyer Common Stock and 50,000 shares of preferred stock. As of the date of this Agreement, 1,550,000 shares of Buyer Common Stock are issued and outstanding or are being held in reserve, and no shares of preferred stock are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized, validly issued, and are fully paid and nonassessable. Upon issuance thereof in accordance with the terms of this Agreement, the shares of Buyer Common Stock to be delivered to the Shareholders at Closing shall be duly and validly authorized, issued and fully paid and nonassessable.

     Section 4.2.  Litigation.  There is no claim, action, proceeding or
                   ----------
investigation pending or, to the knowledge of Buyer, threatened, nor is there any writ, order, decree or injunction that calls into question the Buyer's or IAI's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or would otherwise prevent or delay the transactions contemplated by this Agreement. Neither the Buyer nor IAI has received notice of any suit, claim or proceeding against the Buyer, IAI or their officers or directors in their capacity as officers or directors or notice that they are subject to any writ, order, injunction or decree of any court or governmental authority with jurisdiction over the Buyer and IAI.

     Section 4.3.  Brokers, Finders, etc.  Neither Buyer nor IAI has employed
                   ---------------------
any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 4.4.  Securities Act Compliance.  Buyer acknowledges that none of
                   -------------------------
the shares of the Company's Common Stock to be delivered to Buyer pursuant to this Agreement will, at the time of delivery, be registered under the Securities Acts. Buyer represents and warrants that Buyer is acquiring the Company's Common Stock for investment, and not with a view toward, or for resale in connection with, a distribution of the Common Stock. Buyer acknowledges that the Company's Common Stock may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to registration of the Company Common Stock under the Securities Acts, or (ii) pursuant to an exemption from the registration requirements of the Securities Acts.

       Section 4.5.  Sophistication of Buyer.  As of the Closing, Buyer shall
                     -----------------------
deliver to the Company a Buyer's Investment Representation Certificate in the form attached hereto as Schedule 4.5.

     Section 4.6.  Disclosure.  No representation or warranty of Buyer in this
                   ----------
Agreement, nor any financial statements or other written statements or certificates furnished to the Company or the Shareholders in connection with the transactions contemplated by this Agreement, contain or as of the Closing Date will contain, any untrue statement of a material fact, or omit or as of the Closing Date will omit to state a material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE 5
                    COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------

     Section 5.1.  Access to Information.  The Buyer and its counsel, personnel,
                   ---------------------
accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records, personnel contracts, and documents of or relating to the Company, and the Company shall furnish or cause to be furnished to the Buyer and its representatives all data and information concerning the business, finances and properties of the Company.
The Shareholders acknowledge and agree that they have had full access to all books, records, documents and other information of and about Buyer that Shareholders deem material to making a determination to invest in the Buyer Common Stock pursuant to the Merger. Buyer shall continue to make available its executive officers for interviews by the Shareholders or their representatives.

     Section 5.2.  Conduct of Business.  Between the date hereof and the Closing
                   -------------------
Date, the Company shall conduct its business diligently and in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, the Company will use commercially reasonable efforts to:

          (a) maintain its status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business;

          (b) maintain all of its tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

          (c) continue performance in the ordinary course of its obligations under its contracts and agreements (including the continued development of the Microsoft Windows version of its Software);

          (d) preserve its business organization intact, keep available its present officers and employees, and preserve its present relationships with suppliers, customers and others having business relationships with it; and

          (e) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

     Section 5.3.  Corporate Matters.  The Company will not (a) amend its
                   -----------------
Articles of Incorporation or Bylaws, (b) issue any shares of its capital stock, or (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized or issued.

     Section 5.4.  Employees.  Except as consented to in writing by the Buyer,
                   ---------
the Company will not grant any increase in salaries to any officer, employee, sales agent or representative, or alter or increase benefits payable to any such person under any Employee Plan or other contract or commitment, other than in the ordinary course of business.

     Section 5.5.  New Business.  The Company will not, without the Buyer's
                   ------------
written consent:

          (a) incur or consent to the incurrence of any single obligation or other liability in excess of $25,000 except for (i) inventory and supplies purchased in the ordinary course of business consistent with past practices and
(ii) a loan in the maximum principal amount of $500,000, the proceeds of which will be used by the Company to purchase and redeem all shares of (and other rights to acquire any) Common Stock and other capital stock of the Company directly or indirectly held by Roland Schmitt (the "Stock Purchase");

          (b) consent to any Lien on any of its assets, except as set forth in
Schedule 5.5; or

          (c) sell or otherwise dispose of any of its assets, except in the ordinary course of business.

     Section 5.6.  Agreements.  The Company will not modify, amend, cancel or
                   -----------
terminate any of its existing contracts or agreements with any party named in
Schedule 3.22, or agree to do any of those acts, except in the ordinary course of business.

     Section 5.7.  Cooperation.  The parties agree (i) to cooperate with each
                   -----------
other to determine whether any filings (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) (the "HSR Act") are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and to make any such filings promptly and to obtain in a timely manner any such consents; and
(ii) to use all commercially reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. The parties shall furnish to each other and to their counsel all such information as may be reasonably required in order to effectuate the foregoing.

     Section 5.8.  Customer Contacts.  The Company shall permit the Buyer to
                   -----------------
conduct a survey or otherwise inquire of certain or all of the Company's key customers, as selected by the Buyer, regarding the relationship between such customer and the Company and the impact of a change in control on such relationship. The Company shall assist the Buyer in making such survey or inquiries and shall have the right to have a representative of its choice participate therein. Buyer shall complete such survey within twenty (20) days from the date this Agreement is duly and completely executed by all parties.

     Section 5.9.  No-Shop.  From and after the date hereof, the Company and the
                   -------
Shareholders shall not, and shall use their best efforts to cause the Company's officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, engage in discussions with, or provide any information to any person or group (other than Buyer) concerning any sale or other disposition of all or any substantial part of the Company. The Company shall promptly communicate to Buyer any inquiries or communications concerning any such transaction that it or any of its executive officers may receive or of which it or any such person may become aware.

     Section 5.10.  Tax Audits.  The Shareholders agree to obtain the consent of
                    ----------
Buyer prior to settling any Tax audit or other examination which relates to periods ending prior to the Closing Date, which consent will not be unreasonably withheld.

     Section 5.11.  Tax Returns.  The Buyer will have the responsibility for the
                    -----------
preparation and filing of all Tax returns, and payment of all Taxes, for the taxable period ending on the Closing Date. The Shareholders will have the responsibility for the preparation and filing of all Tax returns and payment of all Taxes for any taxable period ending prior to the Closing Date and the payment of any associated interest and penalties for any amounts due for any such period.

     Section 5.12.  Interim Financials.  As promptly as practicable after each
                    ------------------
month-end or quarter-end, as the case may be, from the date of this Agreement to the Closing Date, the Company shall deliver to Buyer and IAI all monthly and quarterly financial reports in the form that it customarily prepares for its internal purposes concerning itself or its business.

     Section 5.13.  Intent of the Parties.  Although the Schedules to this
                    ---------------------
Agreement are intended to be complete, it is mutually acknowledged that the Schedules are to be prepared as of the date of execution and delivery of this Agreement (except as otherwise expressly provided by this Agreement), and may vary on the Closing Date because of the effect of the ongoing operations of the Company. Further, because completion of Schedules as to certain items may occur following the execution of this Agreement, the omission of such Schedules until such time on or shortly after the date of this Agreement as they have been completed and the parties have agreed on their contents shall not impair the effectiveness of this Agreement, unless the items contained therein (in the aggregate) deviate materially from such information contained in disclosures, financial statements, balance sheets, documentation, representations and information made available by the Company to the Buyer with respect to the period ending August 31, 1996.

     Section 5.14.  Updating of Information.  From the date of this Agreement to
                    -----------------------
the Closing Date, the Company shall deliver revised or supplementary schedules to this Agreement, containing accurate information as of the Closing Date, in order to enable Buyer and IAI to confirm the accuracy of the representations and warranties set forth in Article 3 of this Agreement and otherwise to give full effect to the provisions of this Agreement. Such revised or supplementary schedules shall not modify or be deemed part of this Agreement unless agreed by Buyer and IAI in writing with reference to the specific schedules to be so treated. Provided that the Schedules prepared as of the date of this Agreement are true and correct when submitted for inclusion herein, the foregoing obligation to furnish updated information shall apply to such

Schedules only insofar as material events or changes occur such as to make the contents of such schedules unreliable or misleading.

                                   ARTICLE 6
                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                  -------------------------------------------

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that
                                                     --------  -------
except to the extent, if any, that such waiver constitutes an election of remedies under Georgia law, no such waiver of a condition shall constitute a waiver by the Buyer of any of its other rights or remedies, at law or in equity, if the Company or the Shareholders shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 6.1.  Accuracy of Representations.  The representations and
                   ---------------------------
warranties of the Company and the Shareholders in this Agreement or any Schedule hereto or in any written statement delivered by them at or prior to the Closing to the Buyer under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

     Section 6.2.  Performance of Seller.  The Company and the Shareholders
                   ---------------------
shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

     Section 6.3.  No Material Changes.  During the period from August 31, 1996
                   -------------------
to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

     Section 6.4.  Certificates of the Shareholders.  The Buyer shall have
                   --------------------------------
received a certificate, dated the Closing Date, signed by the Shareholders (and as to Section 6.3 only, the Company's principal financial officer), certifying that the conditions specified in Sections 6.1, 6.2 and 6.3 have been fulfilled. The Buyer shall have received certificates, dated the Closing Date, signed by each of the Shareholders, as required pursuant to Section 3.26.

     Section 6.5.  Opinion of Counsel.  The Buyer shall have received an
                   ------------------
opinion, dated the Closing Date, from Flynn McKenna Wright & Karsh, counsel to the Company, substantially in the form attached as Schedule 6.5 hereto.

     Section 6.6.  Absence of Litigation.  No action, suit or proceeding (other
                   ---------------------
than consideration of any filing under the HSR Act) before any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 6.7.  Corporate Approval.  The execution and delivery of this
                   ------------------
Agreement by the Company, and the performance of its covenants and obligations hereunder, shall have been duly authorized by the Company's Board of Directors and the Shareholders, and the Buyer shall have received copies of all resolutions pertaining to those authorizations, certified by the Secretary of the Company.

     Section 6.8.  Approvals.  This Agreement and the transactions contemplated
                   ---------
hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies and other third parties (including lenders and lessors) required to consummate the transactions contemplated hereby (including the expiration of any applicable waiting period under the HSR Act), which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.

     Section 6.9.  Customer Inquiries.  The Buyer shall be reasonably satisfied
                   ------------------
with the results of its inquiries of the Company's customers with respect to the impact of a change in control on their relationship with the Company.

     Section 6.10.  Confidentiality and Work Product Agreements.  Each
                    -------------------------------------------
Shareholder, officer, director, employee and consultant of the Company shall have executed and delivered a Confidentiality Agreement and an Assignment of Work Product, each substantially in the form attached as Schedule 6.10 hereto.

     Section 6.11.  Third Party Consents.  The Buyer shall have received
                    --------------------
consents, in form satisfactory to it, to the transactions contemplated by this Agreement from the parties listed in Schedule 6.11 hereto.

     Section 6.12.  Investigations.  Neither any investigation of the Company by
                    --------------
Buyer or IAI, nor the Schedules hereto, nor any other document delivered to Buyer or IAI as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the judgment of Buyer or IAI, reflect in a material adverse way on the Company's assets, business, operations, or prospects.

     Section 6.13.  Closing of the Stock Purchase and Delivery of Shares.
                    ----------------------------------------------------
Simultaneously with or prior to the Closing, the Company shall have completed the Stock Purchase upon terms and conditions satisfactory to Buyer and its counsel in all respects. All outstanding Shares of Common Stock shall be delivered to Buyer at Closing, together with all endorsements and transfer certificates required by Buyer.

                                   ARTICLE 7
               CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS
               -------------------------------------------------

     The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Company and the Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by the Company or the Shareholders of any of their other rights or remedies, at law or at equity, if the Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

     Section 7.1.  Accuracy of Representations.  The representations and
                   ---------------------------
warranties by the Buyer in this Agreement or in any written statement delivered to the Company under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

     Section 7.2.  Performance of Buyer.  The Buyer shall have performed,
                   --------------------
satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     Section 7.3.  Certificates of the Buyer.  The Company shall have received a
                   -------------------------
certificate, dated the Closing Date, signed by the Buyer's president or vice president and its secretary or assistant secretary, certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled. The Company shall have received a certificate, dated the Closing Date, signed by Buyer, as required pursuant to Section 4.5.

     Section 7.4.  Opinion of Counsel.  The Company shall have received an
                   ------------------
opinion, dated the Closing Date, from Nelson Mullins Riley & Scarborough, L.L.P., counsel for Buyer, substantially in the form attached as Schedule 7.4 hereto.

     Section 7.5.  Absence of Litigation.  No action, suit or proceeding (other
                   ---------------------
than consideration of any filing under the HSR Act) before any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 7.6.  Corporate Approval.  The execution and delivery of this
                   ------------------
Agreement by the Buyer and IAI and the performance of their respective covenants and obligations hereunder, shall have been duly authorized by the Board of Directors of Buyer and IAI, and the Company shall have received copies of all resolutions pertaining to these authorizations, certified by their respective corporate secretaries.

     Section 7.7.  Third Party Approvals.  This Agreement and the transactions
                   ---------------------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies required to consummate the transactions (including the expiration of any applicable waiting period under the HSR Act), which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect on the financial condition, results of operation or business of Buyer or the Company.

     Section 7.8.  No Material Changes.  During the period from August 31, 1996
                   -------------------
to the Closing Date, there shall not have been any material adverse change in the financial condition of the Buyer and the Buyer shall not have sustained any material loss or damage to its assets, whether or not insured, that materially and adversely affects its ability to conduct a material part of its business.

                                   ARTICLE 8
                                    CLOSING
                                    -------

     Section 8.1.   Time and Place of Closing.  The closing ("Closing") of the
                    -------------------------
transactions contemplated hereunder shall take place as soon as practicable after execution and delivery of this Agreement on such date as the parties shall agree, but in no event later than December 6, 1996 ("Closing Date"), and effective as of the Effective Time. The Closing shall take place at the offices of Buyer, 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071 at 10:00 a.m., Eastern Daylight Time, on the Closing Date.

     Section 8.2.  Deliveries by the Company.  At the Closing, the Company shall
                   -------------------------
deliver to Buyer:

          (a) stock certificates evidencing all of the shares of Common Stock, canceled or duly endorsed in blank or with stock powers endorsed in blank;

          (b) Amended and Restated Articles of Incorporation of the Company, certified by the Secretary of State of the State of Colorado, and a true and correct copy of the Bylaws of the Company, certified as of the Closing Date by the Secretary of the Company;

          (c) good standing certificates relating to the Company from the State of Colorado and each other jurisdiction in which the Company is qualified to conduct business;

          (d) letters of resignation effective at the Closing executed by all directors of the Company;

          (e) the corporate seal and all stock ledgers and minute books of the Company in existence as of the Closing, accompanied by a certificate of the Secretary of the Company certifying that the stock ledgers and minutes books are, to the best of his information and belief, true, correct and complete as of the Closing Date;

          (f) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by the Company;

          (g) a Secretary's Certificate attesting to the incumbency of the officers of the Company executing this Agreement and the other certificates and agreements delivered by the Company at the Closing; and

          (h) the documents and instruments referred to in Article 6 and Article 7 hereof.

     Section 8.3.  Deliveries by Buyer and IAI.  At the Closing, Buyer and IAI
                   ---------------------------
shall deliver to the Company:

          (a) a Secretary's Certificate attesting to the incumbency of the officers of Buyer and IAI executing this Agreement and the other certificates and agreements delivered by Buyer and IAI at the Closing;

          (b) resolutions of the Board of Directors of Buyer (if applicable) and IAI authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of Buyer and IAI, respectively;

          (c) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by IAI;

          (d) certificates representing the shares of Buyer Common Stock issuable pursuant to Section 2.1(b), registered in the names of each of the Shareholders; and

          (e) the documents and instruments referred to in Article 6 and Article 7 hereof.

     Section 8.4.  Post Closing Deliveries and Power of Attorney.  The
                   ---------------------------------------------
Shareholders and Buyer agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement. EACH SHAREHOLDER ABSOLUTELY AND IRREVOCABLY APPOINTS BUYER AS HIS/HER TRUE AND LAWFUL AGENT AND ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, IN THE NAME OF SUCH SHAREHOLDER, TO EXECUTE AND DO ALL SUCH ASSURANCES, ACTS AND THINGS WHICH SUCH SHAREHOLDER HAS COVENANTED AND AGREED TO DO UNDER THIS AGREEMENT BUT WHICH SUCH SHAREHOLDER HAS FAILED TO EXECUTE OR DO WITHIN THREE (3) DAYS OF BUYER'S REQUEST THEREFOR, INCLUDING BUT NOT LIMITED TO EXECUTING, ON BEHALF OF SUCH SHAREHOLDER, SUCH TRANSFER OR CONVEYANCE DOCUMENTS AND OTHER AGREEMENTS THAT BUYER MAY DEEM PROPER IN AND FOR THE EXERCISE OF ANY SUCH POWERS, AUTHORITIES OR DISCRETION. THIS POWER OF ATTORNEY GRANTS TO BUYER, AS AGENT FOR EACH SHAREHOLDER, ALL POWERS GRANTED TO AGENTS GENERALLY UNDER COLORADO'S UNIFORM STATUTORY FORM POWER OF ATTORNEY ACT (COLO. REV. STAT., (S)15-1-1301 ET SEQ.) AND APPLICABLE LAW. Each
                                             -- ---
Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever lawful acts Buyer shall do in the exercise of the power of attorney granted to Buyer hereby, which power of attorney shall be deemed to be coupled with an interest, is irrevocable and shall survive the disability, incapacity or incompetency of each Shareholder.

                                   ARTICLE 9
                                  TERMINATION
                                  -----------

     Section 9.1.  Termination.  Notwithstanding anything herein to the
                   -----------
contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Company and Buyer;

          (b) by the party not in breach in the event of a material breach of this Agreement by the Company or the Shareholders on the one hand or Buyer on the other hand, which is not cured within ten days after written notice thereof; or

          (c) by either the Company or Buyer if the Closing has not occurred prior to December 6, 1996.

     Section 9.2.  Effect of Termination.  If this Agreement is terminated as
                   ---------------------
provided above, this Agreement shall become void and be of no further force or effect, and no party shall have any further liability to any other party hereunder as a result of such termination.

                                   ARTICLE 10
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

     Section 10.1.  Survival.  The parties' respective representations and
                    --------
warranties contained in this Agreement will survive execution and delivery of this Agreement and Closing and shall remain in full force and effect until December 31, 1998; provided, however, that the representations and warranties
                   --------  -------
set forth in Sections 3.1 and 3.2 shall survive the Closing for a period of five years from the Closing Date; and provided, further, that the representations and
                                 --------  -------
warranties set forth in Section 3.16 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which will preclude assertion of Tax claims against the Company for matters existing on or prior to the Closing Date. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final, non-appealable judgment of a court having jurisdiction over such claim.

     Section 10.2.  Indemnification.
                    ---------------

          (a) Indemnification by Shareholders.  Subject to the terms of this
              -------------------------------
Article 10, Shareholders hereby, jointly and severally, covenant and agree to indemnify, defend, save and hold harmless Buyer, IAI and the Company and their respective officers, directors, employees, agents, affiliates or any of their respective successors, assigns or personal representatives (collectively, the "Buyer Indemnified Parties"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by the Buyer Indemnified Parties which arise out of or result from:

              (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Shareholders in this Agreement;

              (ii) any misrepresentation in a document, certificate or affidavit delivered by the Shareholders at the Closing;

               (iii) the continued existence after the Closing of any Lien in violation of this Agreement;

               (iv) any guaranty or other material liability of the Company not otherwise disclosed hereunder or in any Schedule hereto;

               (v) the assertion of any claim by any Shareholder or other person or entity arising out of consummation of the transactions contemplated by this Agreement; or

               (vi) any claim alleging misconduct of, by or under the control of the Company which is criminal or of a grossly negligent character that is attributable to events occurring prior to the Closing.

          (b)  Indemnification by Buyer.  Subject to the terms of this Article
               ------------------------
10, Buyer covenants and agrees to indemnify and hold harmless the Shareholders, their personal representatives and permitted assigns from and against any Indemnifiable Damages suffered by them which arise out of or result from:

               (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Buyer in this Agreement; or

               (ii) any misrepresentation in a document, certificate or affidavit delivered by Buyer at the Closing.

          (c)  Limitations.  Notwithstanding anything in this Article 10 to the
               ------------
contrary, the parties agree that the indemnification liability of Buyer with respect to those items indemnified pursuant to Section 10(b) and of the Shareholders with respect to those items indemnified pursuant to Section 10(a) hereof shall not exceed, in the aggregate $2,000,000. Furthermore, the indemnification liability of each Shareholder with respect to those items indemnified pursuant to Section 10(a) hereof shall not exceed the amounts set forth below by such Shareholder's name:

               Meinert     $500,000
               Capel       $300,000
               Nelson      $350,000
               Schmitt     $500,000
               Smith       $350,000

     Section 10.3.  Procedure for Third-Party Claims.
                    --------------------------------

          (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation in the case of a third-party claim against the indemnified party.

          (b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

               (i) the employment has been specifically authorized by the indemnifying party in writing;

               (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

               (iii) the named parties to any action (including any impleaded parties) include the Buyer and/or the Company and the Shareholders, and the indemnified party has been advised by such counsel that representation of Buyer and/or the Company and Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

          (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense.

                                   ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     Section 11.1.  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts and may be delivered via facsimile transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 11.2.  Governing Law.  Notwithstanding the actual place of
                    -------------
execution and delivery of this Agreement and the Merger Documents, this Agreement shall be deemed to have been executed and delivered in the State of Georgia and shall be governed by and construed in accordance with the laws of the State of Georgia without reference to the choice of law principles thereof.

     Section 11.3.  No Third-Party Beneficiaries.  Nothing in this Agreement is
                    ----------------------------
intended, nor shall it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of the Company) other than Shareholders, Buyer, IAI and Buyer Indemnified Parties, and their successors and assigns, and no other person not a party hereto shall have any rights or remedies hereunder.

     Section 11.4.  Joint and Several Liability.  All obligations and
                    ---------------------------
liabilities of the Shareholders hereunder shall be joint and several.

     Section 11.5.  Entire Agreement.  This Agreement and the Schedules and
                    ----------------
Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

     Section 11.6.  Expenses.  All legal, accounting and other costs and
                    --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 11.7.  Notices.  All notices hereunder shall be sufficiently given
                    -------
for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as follows:

     To Buyer and IAI:

          Intercept Holdings Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, GA 30071
          Attn:  John W.  Collins
          Facsimile: (770) 242-6803

     and

          Intercept Acquisitions, Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, GA 30071
          Attn:  John W.  Collins
          Facsimile: (770) 242-6803

     With a copy to:

          Nelson Mullins Riley & Scarborough, L.L.P.
          400 Colony Square, Suite 2200

          1201 Peachtree Street, N.E.
          Atlanta, Georgia  30361
          Attention:  Glenn W. Sturm
          Facsimile:  (404) 817-6151

     To the Company:

          Bank Services Corporation
          130 East Kiowa
          Colorado Springs, Colorado
          Attn:  Philip R. Meinert
          Facsimile: (___) ________

     To the Shareholders:

          Charles W. Capel
          504 Rosewood
          Mt. Pleasant, Texas 75455

     and

          Darcey E. Smith
          568 Trailhead
          Monument, Colorado 80132

     and

          Philip R. Meinert
          580 Wembleton Place
          Colorado Springs, Colorado 80906

     and

          Gary L. Nelson
          5025 Purcell Drive
          Colorado Springs, Colorado 80922

     and

          Brian W. Schmitt
          3910 Valley View Street
          Colorado Springs, Colorado 80906

     With a copy to:

          Flynn McKenna Wright & Karsh
          111 South Tejon Street, Suite 202
          Colorado Springs, Colorado 80903
          Attention:  Brian T. Murphy
          Facsimile:  (719) 578-8836


     Section 11.8.  Public Announcements.  No party hereto shall make any public
                    --------------------
announcement or other public disclosure regarding this Agreement or its terms without the consent of the other (which consent shall not be unreasonably withheld) except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, shareholders and relevant governmental agencies as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement. In addition, the parties shall cooperate and coordinate with one another on the form and substance of any press release announcing the execution and delivery of this Agreement or relating to this Agreement prior to Closing.

     Section 11.9.  Successors and Assigns.  This Agreement shall be binding
                    ----------------------
upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns; provided, however, except as expressly contemplated hereunder, no party hereto will assign its rights or delegate its obligations under this Agreement without the express written consent of the other parties hereto; provided further, that Buyer may, at its election, assign its rights under this Agreement in whole to any wholly owned subsidiary of Buyer so long as the representations and warranties of Buyer made herein are equally true of such assignee, and provided that such assignment shall not relieve Buyer of liability hereunder. Any attempted assignment made without the requisite approval shall be null and void.

     Section 11.10.  Headings.  The section and article headings contained in
                     --------
this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement.

     Section 11.11.  Amendments and Waivers.  No amendment, modification, or
                     ----------------------
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     Section 11.12.  Invalidity of any Part.  In any provision or part of this
                     ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

     Section 11.13.  Remedies.  Each of the parties acknowledges that money
                     --------
damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

     Section 11.14.  Actions and Proceedings.  The Company and each Shareholder
                     -----------------------
consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement. The Company and each Shareholder agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by the Company and/or any Shareholder against Buyer, IAI or any Buyer Indemnified Party in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     IN WITNESS WHEREOF, this Acquisition and Merger Agreement has been executed by each of the parties as of the date first above written.


Witness:                               Intercept Holdings Inc.,
                                       A Georgia Corporation


/s/ Billie M. Trembly
-----------------------------------    By: /s/ Donny R. Jackson
                                           ----------------------
                                             President



Witness:                               Intercept Acquisitions, Inc.,
                                       A Georgia Corporation


/s/ Billie M. Trembly
-----------------------------------    By:  /s/ Donny R. Jackson
                                           ----------------------
                                             President

Witness:                                           Bank Services Corporation,
                                                   A Colorado Corporation


/s/ Billie M. Trembly
-----------------------------------
                                                   By: /s/ Philip R. Meinert
                                                      --------------------------
                                                         President


                                                   Shareholders


State of Texas, County of Titus, TO WIT:
                                                   /s/ Charles W. Capel
Before me, the undersigned notary public in and    -----------------------------
for the aforesaid jurisdiction, personally         Charles W.  Capel
appeared CHARLES W. CAPEL, known to me or
satisfactorily proven to be the person whose
name is ascribed to the foregoing instrument,
and acknowledged that he executed the said
instrument for the purposes and considerations
therein expressed, and as his voluntary act.

Given under my hand and seal this 21st day of November, 1996.

/s/ Terri Lee                          (SEAL)
---------------------------------------------
Title of Officer
My commission expires: 3/30/97
State of  Colorado                                 /s/ Philip R. Meinert
                                                   -----------------------------
                                                   Philip R.  Meinert
County of  El Paso

The foregoing instrument was acknowledged before me this 20th day of November, 1996, by Philip R.
Meinert. Witness my hand and official seal.

/s/ Merri Conley                       (SEAL)
---------------------------------------------
Title of Officer
My commission expires: 2/12/99
                      -----------------------

State of  Colorado                                 /s/ Gary L. Nelson
        -------------------------------------      -----------------------------
                                                   Gary L.  Nelson
County of  El Paso
         ------------------------------------

The foregoing instrument was acknowledged before me this 20th day of November, 1996, by Gary L.
Nelson.  Witness my hand and official seal.

/s/ Merri Conley                       (SEAL)
---------------------------------------------
Title of Officer
My commission expires: 2/12/99
                      -----------------------

State of  Colorado                                 /s/ Brian W. Schmitt
        -------------------------------------      -----------------------------
                                                   Brian W.  Schmitt
County of  El Paso
         ------------------------------------

The foregoing instrument was acknowledged before me this 20th day of November, 1996, by Brian W.
Schmitt.  Witness my hand and official seal.

/s/ Merri Conley                       (SEAL)
---------------------------------------------
Title of Officer
My commission expires: 2/12/99
                      -----------------------

State of  Colorado                                 /s/ Darcey E. Smith
        -------------------------------------      -----------------------------
                                                   Darcey E.  Smith
County of  El Paso
         ------------------------------------

The foregoing instrument was acknowledged before me this 20th day of November, 1996, by Darcey
E. Smith.  Witness my hand and official seal.

/s/ Merri Conley                       (SEAL)
---------------------------------------------
Title of Officer
My commission expires: 2/12/99
                      -----------------------

                        Index to Exhibits and Schedules

Exhibit 1.2        Form of Articles of Merger
Exhibit 3.3(a) Audited Financial Statements of Bank Services Corporation for December 31, 1995 and 1994

Schedule 3.1(f)    Company Subsidiaries, Trade Name or Other Fictitious Names
Schedule 3.2       Ownership of Common Stock
Schedule 3.4       Liabilities
Schedule 3.5       Liens
Schedule 3.6       Litigation and Other Proceedings
Schedule 3.7       Software Programs and Documentation
Schedule 3.7(a) Patents, Trademarks, Service Marks, Tradenames and Copyrights owned or used by the Company and all applications therefor and registrations thereof
Schedule 3.7(b) Form and placement of the proprietary legends and copyright notices displayed in or on the Software
Schedule 3.7(c) Form Non-Disclosure & Assignment Agreement; list of employees and consultants
Schedule 3.7(e)    Claims in Software
Schedule 3.9       Software Contracts
Schedule 3.10      Third Party Interests in Software
Schedule 3.13 Casualty, liability, workers' compensation, life and other forms of insurance
Schedule 3.14      Material Contracts
Schedule 3.15      Brokers, Finders and Consultants
Schedule 3.16(b)   Payment of Taxes
Schedule 3.16(c)   Audit History
Schedule 3.17      Employee Plans
Schedule 3.18      Labor and Employment Matters
Schedule 3.18(g) Employment, consulting, loan-out, retainer or other contracts or agreements
Schedule 3.18(h)   Names and Compensation Levels of all Employees and
                   Consultants
Schedule 3.20      Competition Matters
Schedule 3.21      Transactions with Related Parties
Schedule 3.22      List of Distributors, Suppliers, Etc.
Schedule 3.24      Accounts Receivable
Schedule 3.26      Form of Shareholder Investment Representation Certificate
Schedule 4.5       Form of Buyer Investment Representation Certificate
Schedule 5.5       Consent Liens
Schedule 6.5 Form of Opinion of Counsel to Bank Services to be delivered to Intercept at the effective time
Schedule 6.10      Form of Confidentiality and Work Product Agreement
Schedule 6.11      Third Party Consents
Schedule 7.4 Form of Opinion of Counsel to Intercept to be delivered to Bank Services at the effective time